Exhibit 99.1
WSI Industries Reports 30% Increase in Full Year Earnings
CORRECTED — October 23, 2007—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported full year sales for fiscal 2007 ending August 26, 2007 of $18,808,000, an increase of 17% over the prior year amount of $16,092,000. Net income for fiscal year 2007 was $747,000 or $.27, an increase of 30% over the prior year of $573,000 or $.21.
For the fourth quarter ended August 26, 2007, the Company reported an increase in sales of 21% over the prior year quarter with sales of $5,001,000 compared to $4,132,000 in the prior year quarter. The Company reported net income in the current quarter of $226,000 or $.08 versus $153,000 or $.06 in the prior year quarter.
Michael J. Pudil, president and chief executive officer, commented: “Fiscal 2007 closed on several positive notes. First, our fiscal third and fourth quarters both finished with sales in excess of $5 million each, which equates to an approximately $20 million annualized rate. In addition to that, our new business in the energy field continued its dynamic growth with $1.0 million in sales in our fiscal fourth quarter. With the growth, we were able to increase our bottom line by 48% in the quarter.” Pudil went on to say: “As disclosed on October 17, 2007, we expect our energy business to continue its rapid growth with estimated sales of $10 million to $11 million in fiscal 2008. With the addition of this business, we have made substantial progress with our stated goal of diversifying our business base. Overall, we are confident with all parts of our business and we are anticipating that fiscal 2008 will be a year of solid sales and earnings growth.”
The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 20, 2007 to holders of record on November 6, 2007.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS           (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 26,	August 27,	August 26,	August 27,
	2007	2006	2007	2006
Net Sales	$5,001	$4,132	$18,808	$16,092
Cost of products sold	3,996	3,390	15,333	13,327

Gross margin	1,005	742	3,475	2,765
Selling and administrative expense	601	492	2,156	1,742
Interest and other income	(18)	(42)	(82)	(74)
Interest and other expense	57	45	197	172

Net Income before taxes	365	247	1,204	925
Income tax expense (benefit)	139	94	457	352

Net income (loss)	$226	$153	$747	$573

Basic earnings (loss) per share	$0.08	$0.06	$0.28	$0.21

Diluted earnings (loss) per share	$0.08	$0.06	$0.27	$0.21

Weighted average number of common shares outstanding	2,727	2,681	2,700	2,678

Weighted average number of common and dilutive potential common shares	2,803	2,709	2,752	2,719
CONDENSED CONSOLIDATED BALANCE SHEETS           (Unaudited)
In thousands

	August 26,	August 27,
	2007	2006
Assets:
Total Current Assets	$6,898	$5,103
Property, Plant, and Equipment, net	4,520	3,603
Intangible Assets	3,333	3,706

Total Assets	$14,751	$12,412

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,525	$2,211
Long-term debt	3,328	2,710
Shareholders’ equity	7,898	7,491

Total Liabilities and Shareholders’ Equity	$14,751	$12,412